Exhibit 23.1

Hoogendoorn Vellmer
Chartered Accountants

406 - 455 Granville Street
Vancouver, B.C.
V6C 1T1, Canada
Tel: 604-687-3773
Fax: 604-687-3778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Health Anti-Aging Lifestyle Options, Inc.
Suite 210-580 Hornby Street
Vancouver, British Columbia
V6C 3B6
Canada

We hereby consent to the use in this Form 10-KSB of our Independent Registered Public Accounting Firm’s Report dated March 11, 2005 relating to the financial statements of Health Anti-Aging Lifestyle Options, Inc. as at December 31, 2004 and 2003 and for the years then ended and cumulative from inception of the development stage on November 28, 1986 to December 31, 2004. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption “Experts”.

Vancouver, Canada	“Hoogendoorn Vellmer”
March 24, 2005	Chartered Accountants